Exhibit 99



THE DOW CHEMICAL COMPANY
UNION CARBIDE CORPORATION




For more information, contact:
Sue Breach, (517) 636-3920           Sean S. Clancy, (203) 794-6976
The Dow Chemical Company             Union Carbide Corporation


The following news release is issued jointly by The Dow Chemical Company and Union Carbide Corporation.


                       Dow and Union Carbide Anticipate
                      Third Quarter Completion of Merger


MIDLAND, MICH. AND DANBURY, CONN. (June 14, 2000) -- The Dow Chemical Company (NYSE: DOW) and Union Carbide Corporation (NYSE: UK) today announced an expected third quarter close of the proposed merger. The companies are currently working to receive clearance from the U.S. Federal Trade Commission and the Canadian Competition Bureau. They received final approval of the merger from the European Commission (EC), subject to certain conditions, on May 3 and have already initiated steps to fulfill those conditions.

"We have been working diligently with the regulatory authorities and are making good progress," said William S. Stavropoulos, Dow's president and chief executive officer. "Transactions of this size and complexity that involve technology, typically take longer than one might initially expect, but we are confident we can bring this to resolution within a short timeframe." He added, "Completing the transaction as early as is practical is our goal, so that the merger can deliver value to shareholders of both companies."

For more background information about the proposed merger, visit www.dow.com or www.unioncarbide.com.